Exhibit 10.9

February 4, 2014

Susan Dubé

3437 Camino Alegre

Carlsbad, CA 92009

Re:	Employment Terms

Dear Susan:

Lumena Pharmaceuticals, Inc. (the “Company”) is pleased to offer you the position of Vice President, Corporate Development on the terms set forth in this letter agreement (the “Agreement”). Your start date with the Company will be February 10, 2014, subject to your signing and returning both this letter and the Company’s standard Employee Proprietary Information and Inventions Agreement.

You will be responsible for playing a lead role in corporate and business development. You will report to the Chief Executive Officer of the Company and will work at our headquarters located in San Diego, California. Subject to the terms hereof, the Company may change your position, duties, and work location from time to time in its discretion. You will devote substantially all of your working time and efforts to the business and affairs of the Company.

You will be paid a base salary of $250,000 per year (the “Base Salary”). Your Base Salary will be paid twice monthly and will be subject to payroll deductions and all required withholdings. Your Base Salary will be pro-rated for any partial year of employment on the basis of a 365-day fiscal year.

In addition, you will be eligible for an annual discretionary bonus of up to 25% of your Base Salary as then in effect based on achievement of the specific performance goals for each fiscal year to be established by the Board (the “Performance Goals”) (the bonus, “Discretionary Annual Bonus”). The specific amount of your Discretionary Annual Bonus, if any, shall be determined by the Board based upon its evaluation of the Performance Goals and shall be subject to your continued employment through the date such bonus is paid. Your Discretionary Annual Bonus, if any, will be pro-rated for any partial year of employment on the basis of a 365-day fiscal year. In all events, any earned Discretionary Annual Bonus will be paid not later than March 15 of the year following the year in which your right to such Discretionary Annual Bonus became vested.

Subject to approval by the Board, on or following your start date with the Company, you will be granted a stock option to purchase 300,000 shares of the Company’s Common Stock pursuant to the terms set forth in the Company’s 2012 Equity Incentive Plan (the “Plan”) and the applicable stock option agreement and other documents thereunder. The exercise price of your stock option will be equal to the fair market value of the Common Stock on the date of grant as determined by the Board. Provided that your employment with the Company continues through each of the following dates, 25% of the shares subject to your stock option shall vest on the first anniversary of your start date with the Company, and the remaining 75% of the shares shall vest in equal monthly installments thereafter over the subsequent three years. You will be provided with a copy of the Plan and your stock option agreement following approval of the grant.

You will be eligible for all customary and usual benefits generally available to employees of the Company subject to the terms and conditions of the Company benefit plan documents. The Company reserves the right to modify or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to you.

In the event your employment with the Company is involuntarily terminated without Cause, you will be entitled to receive a one-time lump sum payment in an amount equal to three months of your Base Salary in effect at the time of termination, subject to payroll deductions and all required withholdings. The

12531 High Bluff Drive, Suite 110, San Diego, CA 92130. (858) 461-0694

www.lumenapharma.com

foregoing severance payment will be paid within 90 days of your termination of employment, contingent upon your furnishing to the Company an executed release and waiver of claims in a form acceptable to the Company (the “Release and Waiver”) within the time frame set forth therein, but in no event later than 45 days following the date of termination of your employment with the Company, and permitting the Release and Waiver to become effective in accordance with its terms (such latest permitted date on which the Release and Waiver may become effective, the “Release Deadline”). Notwithstanding the foregoing, the severance payment will be paid to you not later than March 15 of the year following the year in which your termination of employment occurred.

The following provisions apply to the extent the severance benefits provided in this Agreement are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Severance benefits will not commence until you have a “separation from service” for purposes of Section 409A. Each installment of severance benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), as applicable. However, if such exemptions are not available and you are, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments will be delayed until the earlier of (a) six months and one day after your separation from service or (b) your death. If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release and Waiver could become effective in the calendar year following the calendar year in which you separate from service, the Release and Waiver will not be deemed effective any earlier than the Release Deadline. The severance benefits are intended to qualify for an exemption from application of Section 409A or to comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities in this Agreement will be interpreted accordingly.

In the event that the severance and other benefits provided for in this Agreement or otherwise payable to you (a) constitute “parachute payments” within the meaning of Section 280G of the Code, and (b) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then your benefits under this Agreement will be either (x) delivered in full, or (y) delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax (the “Adjusted Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by you on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless you and the Company otherwise agree in writing, any determination required under this paragraph will be made in writing by a mutually agreed independent public accounting firm or other independent third party (the “Accountants”), whose determination will be conclusive and binding upon you and the Company for all purposes. The Company will bear all costs the Accountants may incur in connection with any calculations contemplated by this paragraph.

As a Company employee, you will be expected to abide by Company policies and procedures, and when it is implemented, acknowledge in writing that you have read and will comply with the Company’s Employee Handbook. As a condition of employment, you must read, sign and comply with the Company’s standard Employee Proprietary Information and Inventions Agreement attached hereto as Exhibit A.

12531 High Bluff Drive, Suite 110, San Diego, CA 92130. (858) 461-0694

www.lumenapharma.com

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises or use in your work for the Company any unpublished documents or property belonging to any former employer or third party that you are not authorized to use and disclose. You represent further that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company. By accepting employment with the Company, you are representing that you will be able to perform your job duties within these guidelines.

Your employment relationship is at will. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without Cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by the CEO. As required by law, this offer is subject to satisfactory proof of your right to work in the United States, and is also subject to and contingent upon completion of references by the Company.

This Agreement, along with your Employee Proprietary Information and Inventions Agreement, form the complete and exclusive statement of your employment relationship with the Company. The terms in this Agreement supersede any other agreements or promises made to you by anyone, whether oral or written. This Agreement cannot be changed except in a written agreement signed by you and the CEO.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California as applied to agreements entered into and performed within California solely by residents of that state.

Please sign and date this Agreement and the attached Employee Proprietary Information and Inventions Agreement, and return them to me by 5:00 p.m. Pacific time on February 7, 2014, if you wish to accept employment at the Company under the terms described above.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Michael Grey

Michael Grey

Lumena Pharmaceuticals, Inc.

Accepted:

/s/ Susan Dubé	2/5/14

Susan Dubé	Date

EXHIBIT A

12531 High Bluff Drive, Suite 110, San Diego, CA 92130. (858) 461-0694

www.lumenapharma.com